As filed with the Securities and Exchange Commission on October 3, 2007
                                                                                                                                          Reg. No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Index Oil and Gas Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-0815369
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

Index Oil and Gas Company, Inc. 10000 Memorial Drive, Suite 440 Houston, Texas (Address of principal executive office)	77024 (Zip Code)

INDEX OIL AND GAS INC. 2006 INCENTIVE STOCK OPTION PLAN
(full title of plan)

Lyndon West
Chief Executive Officer
Index Oil and Gas Company, Inc.
10000 Memorial Drive, Suite 440
Houston, Texas 77024
(713) 683-0800
 (Name, address, and telephone number of agent for service)

With a copy to:

Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
(212) 930-9700
Fax: (212) 930-9725

CALCULATION OF REGISTRATION FEE

				Proposed	Proposed
Title of				Maximum	Maximum
Securities	Amount		Offering	Aggregate	Amount of
to be	to be		Price	Offering	Registration
Registered	Registered (1)		Per Share (3)	Price	Fee

Common Stock,
$.001 par value	5,225,000	(2)	$0.82	$4,284,500	$131.51
Total:	5,225,000			$4,284,500	$131.51

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement covers such indeterminate additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or other similar transactions.

(2) Includes shares of common stock issued pursuant to the Index and Gas Oil 2006 Incentive Stock Option Plan

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the on October 1, 2007 of $0.82 per share.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to include a Form S-3 resale prospectus with respect to the resale by the selling stockholders named herein of up to an aggregate of 5,225,000 shares of common stock, $0.001 par value per share, of Index Oil and Gas Inc. with respect to the Index Oil and Gas 2006 Incentive Stock Option Plan.  No additional securities are being registered.

The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock and/or options to purchase shares of common stock to executive officers and directors of Index Oil and Gas, Inc.

PART I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Year 2006 Incentive Stock Option Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Lyndon West
Chief Executive Officer
Index Oil and Gas Company, Inc.
10000 Memorial Drive, Suite 440
Houston, Texas 77024
(713) 683-0800

PRELIMINARY PROSPECTUS

Index Oil and Gas, Inc.

5,225,000 SHARES OF COMMON STOCK

issued pursuant to the Index and Gas Oil 2006 Incentive Stock Option Plan

This prospectus relates to the sale of up to 5,225,000 shares of common stock of Index Oil and Gas, Inc. offered by certain holders of our securities issued to such persons pursuant to our Index and Gas Oil 2006 Incentive Stock Option Plan (the “Year 2006 Incentive Stock Option Plan.”).  The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock trades on The OTC Bulletin Board under the symbol "IXOG.OB."   On October 3, 2007, the closing sale price of the common stock was $0.82 per share.

The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is October 3, 2007.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

Prospectus Summary

Overview

Index Oil & Gas, Inc. (“Index” or the “Company”) is an independent oil and gas company engaged in the acquisition, exploration, appraisal, development and production of oil and gas properties located in North America. The Company includes a United Kingdom company, which provides management services and United States operating subsidiaries, which are engaged in oil and gas activities, primarily in Kansas and the Gulf Coast of Texas and Louisiana. The Company has increased our proved reserves and production principally through property acquisitions in conjunction with an active drilling program. The Company does not currently operate any of its properties and sells its current oil production to domestic crude oil purchasers.

The following are key elements of our strategy:

 • we intend to focus our short and medium term efforts on known petroleum basins within the U.S. and initially which are proximal to our current ongoing projects in the onshore part of the Gulf of Mexico basin;

 • our short to mid term objective is to develop our oil and gas reserves to a point where the cash flow will contribute not only to our overhead and later, to contribute to its capital requirements for investing in new and additional projects. We believe we can achieve this objective by utilizing a risk managed approach of investing in a portfolio of drilling opportunities. By combining a number of key metrics, our management is able to select and invest in the very best prospects on offer. We have adjusted our business strategy to include more high-impact wells that can deliver, if successful, much higher value, volume, and follow-on drilling that has the potential to deliver exponential growth. Index also protects itself and its investors by limiting any single prospect investment to a small percentage of the overall funding that the company has at its disposal.

Index’s current focus is directed towards:

•	Efficiently influencing the management of ongoing projects;
•	Identifying, characterizing, and capturing appropriate gas and oil opportunities; and
•	Efficiently using its business assets to raise additional capital as needed.

This current stage of the development of the Company includes new alliances. Furthermore, the Company has built a strong portfolio of prospects during 2007 fiscal year for drilling in 2008 fiscal year, which include potential high impact wells. In summary, the Company’s strategy is to increase shareholder value by profitably increasing its reserves, production, cash flow and earnings through a risk and equity balanced program of exploration and production drilling. The Company will also consider acquisitions provided they can meet the Company’s metrics and they can augment its growth strategy and objectives.

Our estimated total proved oil and gas reserves, at March 31 2007, less production to June 30, 2007, were approximately 111.757 Mboe, consisting of 22.979 thousand barrels of oil (MBbls) and 532.670 million cubic feet (MMcf) of natural gas. At March 31, 2007 approximately 99% of our proved reserves were classified as proved developed and proved behind pipe. We focus on maintaining a portfolio of long-lived, lower risk reserves along with shorter lived, higher margin reserves. We believe that this balanced reserve mix can provide a diversified cash flow foundation to fund our development and exploration drilling program.

Our financial results depend upon many factors, particularly the price of oil and gas and our ability to market our production. Commodity prices are affected by changes in market demands, which are impacted by overall economic activity, weather, pipeline capacity constraints, inventory storage levels, basis differentials and other factors. As a result, we cannot accurately predict future oil and gas prices, and therefore, we cannot determine what effect increases or decreases will have on our capital program, production volumes and future revenues. In addition to production volumes and commodity prices, finding and developing sufficient amounts of oil and gas reserves at economical costs are critical to our long-term success.

Like all oil and natural gas exploration and production companies, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well naturally decreases. Thus, an oil and natural gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. We attempt to overcome this natural decline by drilling and acquiring more reserves than we produce. Our future growth will depend on our ability to continue to add reserves in excess of production. We will maintain our focus on costs to add reserves through drilling and acquisitions as well as the costs necessary to produce our reserves. Our ability to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including the ability to timely obtain drilling permits and regulatory approvals.

Our corporate offices are located at 10000 Memorial Drive, Suite 440, Houston, Texas 77024 and our telephone number is (713) 683-0800.

This Offering

Shares of common stock outstanding prior to this offering	65,803,698 as of October 1, 2007

Shares offered in this prospectus	5,225,000

Total shares outstanding after this offering	71,028,698

Use of proceeds
We will receive proceeds to the extent that the 5,225,000 currently outstanding options underlying shares of our common stock are exercised for cash. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 7.

OTC Bulletin Board Symbol	IXOG.OB

Risk Factors

Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus. The risks and uncertainties described below are not the only ones. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline.

Except for historical information, the information contained in this prospectus are "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

Risks Related To Index’s Financial Results

Index is at an early stage of development and has a limited operating history.

Index was formed in 2003 operating as a private company, Index Ltd, formed under the laws of the United Kingdom and through which entity operations were conducted prior to the revere merger which occurred in 2006. As of the date of this Prospectus, Index has a limited operating history upon which you can base an evaluation of its business and prospects. As a start-up company in the early stage of development, there are substantial risks, uncertainties, expenses and difficulties Index is subject to. You should consider an investment in Index in light of these risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, Index must do the following:

▪	Successfully execute its business strategy;

▪	Continue to develop its oil exploration and production assets;

▪	Respond to competitive developments; and

▪	Attract, integrate, retain and motivate qualified personnel.

Index may be unable to accomplish one or more of these objectives, which could cause its business to suffer. In addition, accomplishing one or more of these objectives might be very expensive, which could harm its financial results. As a result, there can be no assurance that Index will be successful in its oil and gas activities. Index’s future performance will depend upon its management and their ability to locate and negotiate additional oil and gas opportunities in which it is solely involved or participate in as a project partner. There can be no assurance that it will be successful in its efforts. Its inability to locate additional opportunities, successfully execute its business strategy, hire additional management and other personnel, or respond to competitive developments, could have a material adverse effect on its results of operations. There can be no assurance that its operations will be profitable.

Index has incurred significant losses since inception and anticipates that it will continue to incur losses for the foreseeable future.

As of June 30, 2007, Index had incurred a financial loss after taxation of approximately $436,837 for Q1 of the 2008 fiscal year. Index plans to significantly increase its corporate expenses and general overhead. Management believes that its business proposition will be appealing to the oil exploration and development community. There is no assurance, however, that Index will be able to successfully achieve an increase in production and reserves at its existing properties or future acquisitions, so as to operate in a profitable manner. If the business of oil and gas well exploration and development slows, and commodity prices notably decline, its margins and profitability will suffer. Index is unable to predict whether its operating results will be profitable.

Management believes that long-term profitability and growth will depend on its ability to:

•	Develop the reputation of Index as a successful oil and gas exploration and production company;

•	Successfully identify and exploit appropriate opportunities;

•	Develop viable strategic alliances; and

•	Maintain sufficient volume of successful new oil and gas opportunities.

Index will need to raise substantial additional capital to fund its operations, and its failure to obtain funding when needed may force it to delay, reduce or eliminate its operations, or cause its business to fail in its entirety.

Index’s operations have consumed a substantial amount of cash since inception. Index expects to continue to spend substantial amounts to:

•	identify and exploit oil and gas opportunities;

•	maintain and increase the company’s human resource including full time and consultant resources;

•	evaluate drilling opportunities; and

•	evaluate future projects and areas for long term development.

Index expects that its cash requirement for operations (Capex) will increase significantly over the next several years. Index will be required to raise additional capital to meet anticipated needs. Index’s future funding requirements will depend on many factors, including, but not limited to:

•	success of ongoing operations;

•	forward commodity prices; and

•	operating costs (including human resource costs).

To date, Index’s sources of cash have been primarily limited to the sale of equity securities. Index cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that Index raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact Index’s ability to conduct its business. If Index is unable to raise additional capital, when required, or on acceptable terms, it may have to significantly delay, scale back or discontinue its operations, or cause its business to fail in its entirety.

Index may be unable to effectively maintain its oil and gas exploration business.

Timely, effective and successful oil exploration and production is essential to maintaining Index’s reputation as a developing oil exploration company. Lack of opportunities or success may significantly affect Index’s viability. The principal components of Index’s operating costs include salaries paid to corporate staff, costs of retention of qualified independent engineers and geologists, annual system maintenance and rental costs, insurance, transportation costs and substantial equipment and machinery costs. Because the majority of these expenses are fixed, a reduction in the number of successful oil exploration projects, failures in discovery of new opportunities or termination of ongoing projects will result in lower revenues and margins. Prior success in exploration or production of oil wells does not guarantee future success in similar ventures; thus, its revenues could decline and its ability to effectively engage in oil recovery business would be harmed.

Fluctuations in Index’s operating results and announcements and developments concerning its business affect its stock price.

Index’s quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting it, could cause the market price of its common stock to fluctuate substantially.

Risks Related to Index’s Business

Index may be unable to renew or maintain its contracts with independent purchasers, which would harm its business and financial results.

Upon expiration of its independent purchasers’ contracts, Index is subject to the risk that the oil and natural gas purchasers will cease buying Index’s oil and gas production output. It is not always possible to immediately obtain replacement oil and gas purchasers as the industry is extremely competitive. If these contracts are not renewed, it could result in a significant negative impact on Index’s business.

Management believes that long-term profitability and growth will depend on its ability to develop the reputation of Index as a successful oil and gas exploration and production company.

Index may be subject to liability risks, which could be costly and negatively impact its business and financial results.

Index may be subject to liability claims. There are currently many known hazards associated with the exploration, discovery and delivery of natural gas and oil. Other significant hazards may be discovered in the future. To protect against possible liability, Index and its purchasers maintain liability insurance with coverage that they believe is consistent with industry practice and appropriate in light of the risks attendant to its business. However, if Index and its purchasers are unable to maintain insurance in the future at an acceptable cost or at all, or if its insurance does not fully cover it and a successful claim was made against Index and/or its purchasers, Index could be exposed to liability. Any claim made against Index not fully covered by insurance could be costly to defend against, result in a substantial damage award against Index and divert the attention of management from Index’s operations, which could have an adverse effect on its financial performance.

Loss of key executives and failure to attract qualified managers, technologists, independent engineers and geologists could limit Index’s growth and negatively impact its operations.

Index depends upon its management team to a substantial extent. In particular, Index depends upon Mr. Lyndon West, its Chief Executive Officer, Mr. Daniel Murphy, its Chairman of the Board of Directors, and Mr. Andrew Boetius, its Chief Financial Officer, for their skills, experience, and knowledge of the company and industry contacts. Currently, Index has employment or non executive director agreements with all of its directors who are: Lyndon West, Daniel Murphy, David Jenkins, Michael Scrutton and Andrew Boetius. The loss of any of these executives, or other members of Index’s management team, could have a material adverse effect on its business, results of operations or financial condition.

As Index grows, it may increasingly require field managers with experience in its industry and skilled engineers, geologists and technologists to operate its diagnostic, seismic and 3D equipment. It is impossible to predict the availability of qualified managers, technologists, skilled engineers and geologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are particularly necessary to operate systems similar to the ones that Index operates Index may not be able to hire and retain a sufficient number of technologists, engineers and geologists and it may be required to pay bonuses and higher independent contractor rates to its technologists, engineers and geologists which would increase its expenses. The loss of the services of any member of its senior management or Index’s inability to hire qualified managers, technologists, skilled engineers and geologists at economically reasonable compensation levels could adversely affect Index’s ability to operate and grow its business.

Complying with federal and state regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

Index’s operations are directly or indirectly subject to extensive and continually changing regulation affecting the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases its cost of doing business and, consequently, affects its profitability. Index does not believe that we are affected in a significantly different manner by these regulations than are its competitors.

If Index’s operations are found to be in violation of any of the laws and regulations to which it is subject, it may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of its operations. Any penalties, damages, fines or curtailment of Index’s operations, individually or in the aggregate, could adversely affect its ability to operate its business and its financial results. The risk of Index being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against Index for violation of these laws or regulations, even if it successfully defends against it, could cause Index to incur significant legal expenses and divert management’s attention from the operation of its business.

Index may experience competition from other oil and gas exploration and production companies and this competition could adversely affect Index’s revenues and its business.

The market for oil and gas recovery projects is generally highly competitive. Index’s ability to compete depends on many factors, many of which are outside of its control. These factors include: timing and market acceptance, introduction of competitive technologies, price and purchaser’s interest in acquiring Index’s oil and natural gas output.

Many existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, substantial track records, and significantly greater financial, technical and technological resources than Index. This may allow them to devote greater resources to the development and promotion of their oil and gas exploration and production projects. Many of these competitors offer a wider range of oil and gas opportunities not available to Index and may attract business partners consequently resulting in a decrease of Index’s business opportunities. These competitors may also engage in more extensive research and development, adopt more aggressive strategies and make more attractive offers to existing and potential purchasers, and partners. Furthermore, competitors may develop technology and oil and gas exploration strategies that are equal or superior to Index’s and achieve greater market recognition. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of our target market. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

Other very large companies that are primarily focused on offering competitive products include Exxon/Mobil, Shell and Yukos and numerous other large oil and gas recovery companies.

There can be no assurance that Index will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on Index’s business, results of operations and financial condition.

If Index is unable to protect its intellectual property effectively, it may be unable to prevent third parties from using its technologies and methods, which would impair its competitive advantage.

Index does not believe that its operations or products infringe on the intellectual property rights of others. However, there can be no assurance that others will not assert infringement or trade secret claims against Index with respect to its current or future technologies or that any such assertion will not require it to enter into a license agreement or royalty arrangement with the party asserting the claim. Responding to and defending any such claims may distract the attention of Index’s management and have an adverse effect on its business, financial condition and results of operations.

Others may claim in the future that Index has infringed their past, current or future technologies. Index expects that participants in its markets increasingly will be subject to infringement claims as the number of competitors grows. Any claim like this, whether meritorious or not, could be time-consuming, and result in costly litigation and possibly result in agreements covering intellectual property secrets and technologies. These agreements might not be available on acceptable terms or at all. As a result, any claim like this could harm Index’s business.

Index regards the protection of its copyrights, service marks, trademarks, and trade secrets as critical to its success. Index relies on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect its proprietary rights in products and services. When applicable, it will enter into confidentiality and invention assignment agreements with employees and contractors, and nondisclosure agreements with parties it conducts business with in order to limit access to and disclosure of its proprietary information. These contractual arrangements and the other steps taken to protect its intellectual property may not prevent misappropriation of its technology or deter independent third-party development of similar technologies. Index intends to pursue the registration of trademarks and service marks in the U.S. and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which its services are made available.

Index will need to increase the size of its organization, and may experience difficulties in managing growth.

Index is a small company with minimal employees as of June 30, 2007. Index expects to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipates that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional independent contractors and managers. Index’s future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

Oil and natural gas prices are volatile, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on prevailing oil and gas prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under any senior revolving credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce and have an adverse effect on the value of our properties. Prices for oil and gas have increased significantly and been more volatile over the past twelve months. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

•	the domestic and foreign supply of oil and gas;
•	the ability of members of the Organization of Petroleum Exporting Countries, or OPEC, and other producing countries to agree upon and maintain oil prices and production levels;
•	political instability, armed conflict or terrorist attacks, whether or not in oil or gas producing regions;
•	the level of consumer product demand;
•	the growth of consumer product demand in emerging markets, such as China;
•	labor unrest in oil and gas producing regions;
•	weather conditions, including hurricanes and other natural disasters;
•	the price and availability of alternative fuels;
•	the price of foreign imports;
•	worldwide economic conditions; and
•	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas and our ability to raise capital.

Index’s profit margins may be adversely affected by fluctuations in the selling price and production cost of gasoline.

Oil prices are significantly influenced by the supply of and demand for gasoline. Index’s results of operations may be materially harmed if the demand for or the price of gasoline decreases. Conversely, a prolonged increase in the price of or demand for gasoline could lead the U.S. government to take actions that maybe adverse to us, such easing the import of foreign oil and gas into the U.S.

Transportation delays, including as a result of disruptions to infrastructure, could adversely affect Index’s operations.

Index’s business will depend on the availability of a distribution infrastructure. Any disruptions in this infrastructure network, whether caused by earthquakes, storms, other natural disasters or human error or malfeasance, could materially impact our business. Therefore, any unexpected delay in transportation of Index’s produced oil and gas could result in significant disruption to Index’s operations. Index relies upon others to maintain the production of its wells and distribution of oil and gas, and any failure on their part to maintain the wells and corresponding production could impede the delivery of Index’s oil and gas, impose additional costs on it or otherwise cause its results of operations or financial condition to suffer.

Index’s business may be influenced by seasonal fluctuations.

Index’s operating results may be influenced by seasonal fluctuations in the price of oil. The price of oil tends to rise during the winter and summer seasons and tends to decrease during the spring season. Furthermore, the price of unleaded gasoline tends to rise during each of the summer and winter. The price for natural gas, however, tends to be lower in the spring and summer and higher in the fall and winter. Given Index’s lack of operating history, Index do not know yet how these seasonal fluctuations will affect its operating results over time.

Assets we acquire may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our initial growth is due to acquisitions of properties and undeveloped leaseholds. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating and capital costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties.

As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Estimates of oil and gas reserves are uncertain and any material inaccuracies in these reserve estimates will materially affect the quantities and the value of our reserves.

This Preliminary Prospectus contains estimates of our proved oil and gas reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make capital expenditures to develop our reserves. Although we have prepared estimates of these oil and gas reserves and the costs associated with development of these reserves in accordance with SEC regulations, we cannot assure you that the estimated costs or estimated reserves are accurate, that development will occur as scheduled or that the actual results will be as estimated.

Our exploration and development drilling efforts and the operation of our wells may not be profitable or achieve our targeted returns.

We require significant amounts of undeveloped leasehold acreage in order to further our development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We invest in property, including undeveloped leasehold acreage, which we believe will result in projects that will add value over time. However, we cannot guarantee that all of our prospects will result in viable projects or that we will not abandon our initial investments. Additionally, we cannot guarantee that the leasehold acreage we acquire will be profitably developed, that new wells drilled by us will be productive or that we will recover all or any portion of our investment in such leasehold acreage or wells. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results are dependent upon the current and future market prices for oil and gas, costs associated with producing oil and gas and our ability to add reserves at an acceptable cost. We rely to a significant extent on 3D seismic data and other advanced technologies in identifying leasehold acreage prospects and in conducting our exploration activities. The 3D seismic data and other technologies we use do not allow us to know conclusively prior to acquisition of leasehold acreage or drilling a well whether oil or gas is present or may be produced economically. The use of 3D seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies.

In addition, we may not be successful in implementing our business strategy of controlling and reducing our drilling and production costs in order to improve our overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. We cannot predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

•	unexpected drilling conditions;
•	pressure or irregularities in formations;
•	equipment failures or accidents;
•	adverse weather conditions, including hurricanes or other natural disasters;
•	compliance with governmental requirements; and
•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services has risen, and the costs of these services are increasing, while the quality of these services may suffer. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in Kansas, Texas and Louisiana, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

The marketability of our oil and gas production depends on services and facilities that we typically do not own or control. The failure or inaccessibility of any such services or facilities could result in a curtailment of production and revenues.

The marketability of our production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Pursuant to interruptible or short term transportation agreements, we generally deliver gas through gathering systems and pipelines that we do not own. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. If any of the pipelines or other facilities becomes unavailable, we would be required to find a suitable alternative to transport and process the gas, which could increase our costs and reduce the revenues we might obtain from the sale of the gas.

We are dependent on the skill, ability and decisions of third party operators.

We do not operate any of our properties. The success of the drilling, development and production of the oil and gas properties are dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

Our oil and gas activities are subject to various risks which are beyond our control.

Our operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and gas. Although we may take precautionary measures, many of these risks and hazards are beyond our control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect our revenues and expenses, the ability of certain of our wells to produce oil and gas in commercial quantities, the rate of production and the economics of the development of, and our investment in the prospects in which we have or will acquire an interest. Any of these risks and hazards could materially and adversely affect our financial condition, results of operations and cash flows. Such risks and hazards include:

•	human error, accidents, labor force and other factors beyond our control that may cause personal injuries or death to persons and destruction or damage to equipment and facilities;
•	blowouts, fires, hurricanes, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;
•	unavailability of materials and equipment;
•	engineering and construction delays;
•	unanticipated transportation costs and delays;
•	unfavorable weather conditions;
•	hazards resulting from unusual or unexpected geological or environmental conditions;
•	environmental regulations and requirements;
•	accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids, into the environment;
•	changes in laws and regulations, including laws and regulations applicable to oil and gas activities or markets for the oil and gas produced;
•	fluctuations in supply and demand for oil and gas causing variations of the prices we receive for our oil and gas production; and
•	the internal and political decisions of OPEC and oil and natural gas producing nations and their impact upon oil and gas prices.

As a result of these risks, expenditures, quantities and rates of production, revenues and cash operating costs may be materially adversely affected and may differ materially from those anticipated by us.

Governmental and environmental regulations could adversely affect our business.

Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions in which we have or expect to have oil and gas operations. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs.

We could potentially discharge these materials into the environment in any of the following ways:

•	from a well or drilling equipment at a drill site;
•	from gathering systems, pipelines, transportation facilities and storage tanks;
•	damage to oil and gas wells resulting from accidents during normal operations; and
•	blowouts, hurricanes, cratering and explosions.

Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that may have been operated in the past by others and are currently operated by others, we may be liable for environmental damage caused by those operators.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses that may be sustained in connection with all oil and gas activities.

We maintain general and excess liability policies, which we consider to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;
•	bodily injury;
•	third party property damage;
•	medical expenses;
•	legal defense costs;
•	pollution in some cases;
•	well blowouts in some cases; and
•	workers compensation.

There can be no assurance that this insurance coverage will be sufficient to cover every claim made against us in the future. A loss in connection with our oil and natural gas properties could have a materially adverse effect on our financial position and results of operation to the extent that the insurance coverage provided under our policies cover only a portion of any such loss.

Title to the properties in which we have an interest may be impaired by title defects.

Our operators generally obtain title opinions on significant properties that we have working interests in. However, there is no assurance that we will not suffer a monetary loss from title defects or failure. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss .

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have periodically offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

The following risks relate principally to the Company’s Common Stock and its market value

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock.

Our common stock has been quoted on the OTC Bulletin Board under the symbol "IXOG.OB" since December 16, 2005. There is a limited trading market for our common stock. Furthermore, the trading in our common stock maybe highly volatile, as for example, approximately more than one-third of the trading days during July of 2007 saw trading in our stock of less than 100,000 shares per day. During that same period, the smallest number of shares trade in one day was 3,800 and the largest number of shares traded in one day was 582,400. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our Common Stock to sell our Common Stock, or the prices at which holders may be able to sell our Common Stock.

The price of our Common Stock may be volatile

The trading price of our Common Stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control. Some of these factors are:

•	our results of operations and the performance of our competitors;
•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, or SEC;
•	changes in earnings estimates or recommendations by research analysts who follow, or may follow, us or other companies in our industry;
•	changes in general economic conditions;
•	changes in market prices for oil and gas;
•	actions of our historical equity investors, including sales of common stock by our directors and executive officers;
•	actions by institutional investors trading in our stock;
•	disruption of our operations;
•	any major change in our management team;
•	other developments affecting us, our industry or our competitors; and
•	U.S. and international economic, legal and regulatory factors unrelated to our performance.

In recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our Common Stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and those fluctuations could materially reduce our Common Stock price.

OurCommon Stockis subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The requirements of being a public company, including compliance with the reporting requirements of the exchange act and the requirements of the Sarbanes Oxley act, strains our resources, increases our costs and may distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with laws, regulations and requirements, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 and related regulations of the SEC and requirements of OTCBB. Complying with these statutes, regulations and requirements occupies a significant amount of the time of our board of directors and management. We are or may be required to:

•	institute a comprehensive compliance function;
•	establish internal policies, such as those relating to disclosure controls and procedures and insider trading;
•
design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	prepare and distribute periodic reports in compliance with our obligations under the federal securities laws;
•	involve and retain outside counsel and accountants in the above activities; and
•	establish an investor relations function.

In addition, rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will require annual assessment of our internal control over financial reporting, and attestation of the assessment by our independent registered public accountants. The requirement of an annual assessment of our internal control over financial reporting and the attestation of the assessment by our independent registered public accountants will first apply to our annual report for fiscal year ended March 31, 2009. As the standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, when applicable to us, will require significant documentation, testing and possible remediation to meet the detailed standards, and we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.

In the future, when these compliance standards are applicable to us, if we are unable to accomplish these objectives or achieve required compliance in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired, and we may be subject to sanctions or investigation by regulatory authorities such as the SEC or Nasdaq. In addition, failure to comply with Section 404 or a report of a material weakness may cause investors to lose confidence in us and may have a material adverse effect on our stock price.

The Company does not expect to pay dividends in the future. Any return on investment may be limited to the value of the Company’s stock.

The Company does not anticipate paying cash dividends on its stock in the foreseeable future. The payment of dividends on the Company’s stock will depend on its earnings, financial condition and other business and economic factors affecting the Company at such time as the board of directors may consider relevant. If the Company does not pay dividends, its stock may be less valuable because a return on your investment will only occur if the Company’s stock price appreciates.

A sale of a substantial number of shares of the Company’s common stock may cause the price of its common stock to decline.

If the Company’s stockholders sell substantial amounts of the Company’s common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of its common stock could fall. These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate. Stockholders who have been issued shares in the Acquisition will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

The exercise of our outstanding warrants and options may depress our stock price

We currently have 901,421warrants and 5,077,526 options to purchase shares of our common stock outstanding, at June 30, 2007. The exercise of warrants and/or options by a substantial number of holders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities..

We may need additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by our management may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Selling Stockholders

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Shares Beneficially Owned Prior to the Offering(1)			Total Shares	Shares Beneficially OwnedAfter the Offering
Name	Number		Percent	Offered		Number	Percent
Lyndon West	5,431,025	(4)	8.1%	1,482,584	(2)	4,319,087	6.5%
Andrew Boetius	2,369,907	(5)	3.5%	1,482,584	(2)	1,257,969	1.9%
Daniel Murphy	1,271,206	(3)	1.9%	1,110,871	(2)	438,053	*
John Williams	312,500	(8)	*	500,000	(2)	62,500	*
David Jenkins	1,253,200	(6)	1.9%	200,112	(2)	1,103,116	1.7%
Michael Scrutton	2,711,760	(7)	4.1%	301,375	(2)	2,485,729	3.8%

* Less than one percent.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The beneficial ownership percentages are based on there being 65,803,698 shares of common stock issued and outstanding as of October 1, 2007.

(2)
Includes the following options for each of the following individuals to purchase shares of Common Stock of the Company, which not are presently exercisable or exercisable within 60 days:
     Lyndon West – 370,646
     Andrew Boetius – 370,646
     Daniel Murphy – 277,718
     John Williams – 250,000
     David Jenkins – 50,028
     Michael Scrutton – 75,344

All options are exercisable at $0.35 per share, with the exception of John Williams whose options are at $1.42 per share.

(3)	Includes options to purchase 833,153 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.
(4)
Includes (i) warrants to purchase 266,380 shares of Common Stock of the Company exercisable at $0.14 per share, and (ii) options to purchase 1,111,938 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.

(5)
Includes (i) warrants to purchase 124,488 shares of Common Stock of the Company exercisable at $0.14 per share, and (ii) options to purchase 1,111,938   shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.

(6)
Includes (i) warrants to purchase 12,539 shares of Common Stock of the Company exercisable at $0.14 per share, and (ii) options to purchase 150,082 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.

(7)
Includes (i) warrants to purchase 33,095 shares of Common Stock of the Company exercisable at $0.14 per share and (ii) options to purchase 226,032 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.

(8)
Includes (i) options to purchase 250,000 shares of Common Stock of the Company exercisable at $1.42 per share, which are presently exercisable or exercisable within 60 days, and (iii) 62,500 shares of Common Stock granted as executive bonus compensation

Plan of Distribution

Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the OTC Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the OTC Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

Interests of Named Experts and Counsel

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32 nd Floor, New York, NY 10006.

Information Incorporated by Reference

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to the Registrant’s annual report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC on June 22, 2007;

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC on August 14, 2007;

•	Reference is made to the Registrant’s quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 2006 filed with the SEC on February 14, 2007;

•	Reference is made to the Registrant’s quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2006 filed with the SEC on November 14, 2006;

•	Reference is made to the Registrant’s current reports on Form 8-K filed on June 11, 2007, May 1, 2007; and

•	Reference is made to the description of the Registrant’s common stock contained in our Registration Statement on Form SB-2/A filed with the SEC on February 6, 2007.

 We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Lyndon West 10000 Memorial Drive, Suite 440, Houston, Texas, Telephone: (713) 683 -0800.

Disclosure of Commission Position On Indemnification For Securities Act Liabilities

Our Certificate of Incorporation provides to the fullest extent permitted by the Nevada Revised Statutes that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Additional Information Available to You

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

5,225,000 SHARES OF COMMON STOCK

PROSPECTUS

October 3, 2007

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to the Registrant’s annual report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC on June 22, 2007;

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC on August 14, 2007;

•	Reference is made to the Registrant’s quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 2006 filed with the SEC on February 14, 2007;

•	Reference is made to the Registrant’s quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2006 filed with the SEC on November 14, 2006;

•	Reference is made to the Registrant’s current reports on Form 8-K filed on June 11, 2007 and May 1, 2007; and

•	Reference is made to the description of the Registrant’s common stock contained in our Registration Statement on Form SB-2/A filed with the SEC on February 6, 2007.

Item 4. Description of Securities.

    Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32 nd Floor, New York, NY 10006.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation, provides to the fullest extent permitted by the Nevada Revised Statutes that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

            Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

    Not Applicable.

Item 8.        Exhibits.

EXHIBIT
NUMBER	EXHIBIT

4.1	2006 Incentive Stock Option Plan (Filed herewith).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (Filed herewith).

23.1	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

23.2	Consent of Accountants (Filed herewith).

24.1	Power of Attorney (included in the Signature Page).

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas on October 3, 2007.

INDEX OIL AND GAS, INC.

By:	/s/ Lyndon West
Lyndon West
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Andrew Boetius
Andrew Boetius
Chief Financial Officer
(Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Title	Date

/s/ Lyndon West Lyndon West	Chief Executive Officer	October 3, 2007

/s/ Andrew Boetius Andrew Boetius	Chief Financial Officer	October 3, 2007

/s/ Daniel Murphy	Chairman	October 3, 2007
Daniel Murphy

/s/ David Jenkins David Jenkins	Director	October 3, 2007

/s/ Michael Scrutton	Director	October 3, 2007
Michael Scrutton

EXHIBIT
NUMBER	EXHIBIT

4.1	2006 Incentive Stock Option Plan (Filed herewith).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (Filed herewith).

23.1	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

23.2	Consent of Accountants (Filed herewith).

24.1	Power of Attorney (included in the Signature Page).